Exhibit 5.1

October 5, 2012

VIA E-MAIL

Boston Therapeutics, Inc.
1750 Elm Street, Suite 103
Manchester, NH 03104

Re:	Boston Therapeutics, Inc. - Registration Statement on Form S-1 - Registration No. 333-184047

Dear Ladies and Gentlemen:

We have acted as counsel to Boston Therapeutics, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement relates to the registration for sale by the Company of: (i) 20,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the "Common Stock"), (ii) warrants (the “Warrants”) to purchase up to 10,000,000 shares of Common Stock (the “Warrant Shares”) and (iii) the Warrant Shares.

Collectively, the Common Stock, the Warrants and the Warrant Shares are referred to herein as the “Securities.”

The Securities are to be offered by the Company in a best efforts, direct public offering without any involvement of underwriters, as described in the Registration Statement. In connection with the Registration Statement, we have examined and relied upon copies of such documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

Based upon the foregoing examination, we are of the following opinions:

1.           The Shares, when sold pursuant to and in accordance with the Registration Statement and the documents described therein, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

2.           The Warrants have been duly authorized ,and when issued and sold in accordance with and in the manner described in the plan of distribution set forth, will constitute valid and legally binding obligations of the Company.

3.           The Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable when delivered and paid for upon exercise of Warrants in accordance with the terms of the Warrants.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Securities may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

The opinions expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as it may be amended from time to time. We also consent to the reference to this firm under the heading Legal Matters in the prospectus which forms a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, SEYFARTH SHAW LLP /s/ Seyfarth Shaw LLP
MAK